IWEB, Inc.

8952 Bracken Clift Ct.

Las Vegas, Nevada 89129

(760) 471-5043

THIS AGREEMENT is dated ______, 2015. This date shall also be known as the Effective Date.

Parties

Iweb.inc incorporated and registered in the State of Nevada with its offices at 8952 Bracken cliff ct. Las Vegas, NV 89129 (“Developer”) and _________________________ incorporated and registered in ____________________ , company whose registered office at ___________________________ (“Customer”).

Background

The parties have agreed that the Developer shall provide the Customer with website design and development and related services on the terms and conditions set out in this agreement.

Website Maintenance

The Customer understands that once the website is completed and installed the Customer takes on the responsibility of maintaining all aspects the site, such as text, images, video and sound files. Developer will provide a list of Content Management System (CMS), which will assist the Customer in maintaining the site and keep website in a top of Google search list. The Customer is responsible for the cost of the CMS. Developer will make changes to the site per the Customer request, which will be billed separate.

Branding and visual representation

Build an identity for Customer - the formation of a potential audience wishing to purchase a product or service.  Research and establish a brand identity that clearly communicates Customer core values as well as making it instantly recognizable.

Mobile Apps

Design and develop mobile applications for iOS, Android and Windows phones.

BUSINESS TERMS

                        Scope of the project

The Developer shall:

                   1. Design and develop the website.

                   2. Assist the Customer in maintaining the site for keep website in a top of Google search list.

                   3. Assist with content for website per Customer request.

                   4. The provision and consultation about new project plan.

                   5. Design, develop and deliver the software for the Site commissioned by the Customer.

                        Development and acceptance of site

                        This clause describes how the Site is to be accepted by the Customer (Acceptance).

                        Once the Developer has completed the design and development of the Site the Developer shall invite the Customer to attend Acceptance Tests. This shall be repeated once the Developer has completed the design and development and for any further development works agreed by the parties from time to time.

                        The Acceptance Tests shall test compliance of the Site for the needs of the customer with the Site Specification. Acceptance of the Site shall occur when the Site has passed the Acceptance Tests.

                        If any failure to pass the Acceptance Tests results from a Defect which is caused by the Customer, or by one of the Customer's sub-contractors or agents for whom the Developer has no responsibility (Non-Developer Defect):

            The Site shall be deemed to have passed the Acceptance Tests;

            The Developer shall provide all assistance reasonably requested by the Customer in remedying any Non-Developer Defect by supplying additional services or products;

             If such assistance is requested, the Customer shall pay the Developer in full for all such additional services and products at the Developer's then current fees and prices.

                        The Developer shall remedy any Defects promptly in order to ensure that the Site passes the Acceptance Tests on a retest.

                        If such a retest demonstrates that the Site is still not work properly the Customer may choose to fix a new date for carrying out further tests on the Site on the same terms and conditions as the retest at the Developer’s cost.

                        Third party products

The third party software products shall be supplied in accordance with the relevant licensor's standard terms. The Customer agrees that any web hosting services require a separate contract with a web hosting service. The Customer select a web hosting service which allows iWeb full access to the website. The Customer understands that certain features may need to be activated and/or purchased from the web hosting service in order for the web site to function properly. Developer will work with the Customer to ensure the correct hosting features are installed on the hosting server. If needed, iWeb can also provide a list of web host providers who support the technology required for the Customer’s website.

                        Charges and payment

                        Following Acceptance, the Developer shall issue an invoice in respect of the charges, and the Customer shall pay to the Developer.

                        Site content

                        Subject to the description of Services the Developer shall update the Site with materials provided from time to time by the Customer.

GENERAL LEGAL TERMS

                        Warranties

                        Each of the parties warrants to the other that it has full power and authority to enter into and perform this agreement.

                        The Developer shall perform the Services with reasonable care and skill and in accordance with generally recognised commercial practices and standards.

                        The Developer warrants that operation of the Site will be uninterrupted and free of errors, viruses and material defects and that the Site will perform in accordance with the Site Specification for a period of 12 months from Acceptance. If the Site does not so perform, the Developer shall, for no additional charge fix it.

                        liability

                        Customer and Developer shall be severally liable for the performance of their duties. Neither party shall be liable to the other for any loss of profit, anticipated profits, revenues, anticipated savings, goodwill or business opportunity, or for any indirect or consequential loss or damage.

                        Intellectual property rights

                        Intellectual Property Rights shall mean all intellectual property rights wherever in the world arising, whether registered or unregistered (and including any application), including copyright, know-how, confidential information, trade secrets, business names and domain names, trade marks, service marks, trade names, patents, petty patents, utility models, design rights, semi-conductor topography rights, database rights and all rights in the nature of unfair competition rights or rights to sue for passing off.

                        All Intellectual Property Rights in the Site Specification and the Site (including in the content of the Site and the Site Software) arising in connection with this agreement shall be the property of the Customer, and the Developer hereby assigns all such Intellectual Property Rights to the Customer.

                        Term and termination

                        This agreement shall commence on the Effective Date.

                        Either party may terminate this agreement immediately at any time by written notice to the other party if:

•	That other party commits any material breach of its obligations under this agreement which (if remediable) is not remedied within 10 days after the service of written notice specifying the breach and requiring it to be remedied; or
•	That other party becomes insolvent or there is a change of control at the other party, or the other party ceases to trade; or
•	That other party has been subject to a Force Majeure Event for a continuous period of more than 90 days.

                        On expiry or termination of this agreement:

▪	All licences granted to the Developer under this agreement shall terminate immediately;

▪	The Developer shall promptly return all Customer materials and all copies of the Site Specification to the Customer; and

▪	All provisions of this agreement shall cease to have effect, except that any provision that can reasonably be inferred as continuing or is expressly stated to continue shall continue in full force and effect.

                        Data protection

                        The Developer warrants that, to the extent it processes any Personal Data on behalf of the Customer:

o	It shall act only on instructions from the Customer; and

o	It has in place appropriate technical and organisational security measures against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data.

                        Force majeure

                        Force Majeure Event shall mean any event arising which is beyond the reasonable control of the affected party (including any industrial dispute affecting any third party, governmental regulations, fire, flood, disaster, civil riot or war).

                        A party who becomes aware of a Force Majeure Event which gives rise to, or which is likely to give rise to, any failure or delay in performing its obligations under this agreement shall forthwith notify the other and shall inform the other of the period for which it is estimated that such failure or delay will continue. The affected party shall take all reasonable steps to mitigate the effect of the Force Majeure Event.

                        Confidentiality

                        Confidential Information shall mean all information whether technical or commercial (including all specifications, drawings and designs, disclosed in writing, on disc, orally or by inspection of documents or pursuant to discussions between the parties), where the information is:

▪	Identified as confidential at the time of disclosure; or

▪	Ought reasonably to be considered confidential given the nature of the information or the circumstances of disclosure.

                        Each party shall protect the Confidential Information of the other party against unauthorised disclosure by using the same degree of care as it takes to preserve and safeguard its own confidential information of a similar nature, being at least a reasonable degree of care.

                        The obligations set out in this clause shall not apply to Confidential Information which the receiving party can demonstrate:

▪	Is or has become publicly known other than through breach of this clause; or

▪	Was in possession of the receiving party prior to disclosure by the other party; or

▪	Was received by the receiving party from an independent third party who has full right of disclosure; or

▪	Was independently developed by the receiving party.

                        The obligations of confidentiality in this clause shall not be affected by the expiry or termination of this agreement.

                        This clause supersedes the terms of any Non-Disclosure Agreement between the Developer and the Customer, which is hereby terminated.

                        Notices

                        A notice given under this agreement:

▪	Shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

▪	Shall be sent for the attention of the person to the address, or e-mail address or text by phone (or such other person, address, fax number or e-mail address as the receiving party may have notified to the other, such notice to take effect five days from the notice being received); and

                   Shall be:

•	Delivered personally; or

•	Sent by e-mail; or

•	Sent by pre-paid first-class post, recorded delivery or registered post; or

•	(If the notice is to be served or posted outside the country from which it is sent) sent by registered airmail.

                        The addresses for service of notice are: (see page # 1- Parties)

                        A notice is deemed to have been received:

•	If delivered personally, at the time of delivery; or

•	In the case of fax or e-mail, at the time of transmission, provided a confirmatory copy is sent by first-class pre-paid post or by personal delivery before the end of the next bank working day; or

•	In the case of pre-paid first class post, recorded delivery or registered post, 48 hours from the date of posting; or

•	In the case of registered airmail, five days from the date of posting; or

•	If deemed receipt under the previous paragraphs of this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

                        To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number or e-mail address of the relevant party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

                        Publicity

All media releases, public announcements and public disclosures by the Developer relating to this agreement or its subject matter, including promotional or marketing material, shall be co-ordinated with the Customer and approved by the Customer prior to release.

                        Assignment

The Developer may assign or transfer any of its rights or obligations under this agreement. The Customer may assign or transfer any of its rights or obligations under this agreement, provided it gives prior written notice to the Developer.

                        Third party rights

                        The right of the parties to terminate, rescind, or agree any amendment; variation, waiver or settlement under this agreement is not subject to the consent of any person who is not a party to this agreement. This agreement is made for the benefit of the parties to it and is not intended to benefit, or be enforceable by, any other person.

                        Variation and waiver

                        A variation of this agreement shall be in writing and signed by or on behalf of both parties to this agreement.

                        A waiver of any right under this agreement is only effective if it is in writing, and it applies only to the party to whom the waiver is addressed and the circumstances for which it is given.

                        Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

                        Severance

                        If any provision (or part of a provision) of this agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

                        If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

                        Governing law and jurisdiction

                        This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of NV State.

                        The parties irrevocably agree that the courts of Nevada have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

This agreement has been entered into on the date stated at the beginning of it.

Developer	Customer

Iweb, Inc.
8952 Bracken Clift Ct
Las Vegas, NV 89129
Phone #	Phone #:
Email: iwebclub@outlook.com	Email:

Director: Dmitriy Kolyvayko	Director:

Signature:	Signature: